Exhibit 99.1

	Contact:	Ralph Finkenbrink	FOR IMMEDIATE RELEASE NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters		Sr. Vice President, CFO Ph # - 727-726-0763	Web site: www.nicholasfinancial.com

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports Record

1st Quarter Revenues and Earnings

July 29, 2010 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended June 30, 2010, net earnings, excluding change in fair value of interest rate swaps, increased 65% to $3,426,000 as compared to $2,081,000 for the three months ended June 30, 2009. Per share diluted net earnings, excluding change in fair value of interest rate swaps, increased 61% to $0.29 as compared to $0.18 for the three months ended June 30, 2009. See reconciliations of the Non-GAAP measures on page 2. Revenue increased 9% to $14,952,000 for the three months ended June 30, 2010 as compared to $13,694,000 for the three months ended June 30, 2009.

According to Peter L. Vosotas, Chairman and CEO, “We are pleased to report record 1st quarter revenue and earnings. Our results were primarily impacted by an increase in revenues, a reduction in the net charge-off rate and an increase in the cost of borrowed funds. During the first quarter we have added four branch offices to our 12 state branch network, bringing the total to 54 locations. The Company continues to evaluate additional markets for future branch locations, and subject to market conditions, could open additional branch locations during the year. The Company remains open to acquisitions should an opportunity present itself,” added Vosotas.

The Company will hold its Annual Shareholders Meeting at the Innisbrook Golf Resort in Palm Harbor, Florida on August 11th at 10:00am.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeastern states. The Company presently operates 54 branch locations in both the Southeastern and the Midwestern states. The Company has approximately 11,800,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

This press release contains disclosures of non-GAAP financial measures including: net earnings, excluding change in fair value of interest rate swaps and per share diluted net earnings, excluding change in fair value of interest rate swaps. These measures utilize the GAAP terms “net income” and “diluted earnings per share” and adjust the GAAP terms to exclude the effect of mark to market adjustments and reclassifications of previously recorded accumulated comprehensive losses associated with interest rate swaps. Management believes this presentation provides additional and meaningful measures for the assessment of the Company’s ongoing results and performance. Prior to the three months ended December 31, 2008, the Company reported changes in the fair value of interest rate swaps through other comprehensive income under hedge accounting. Management believes that the inclusion of this non-GAAP measure provides consistency in its financial reporting and facilitates investors’ understanding of the Company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management recognizes that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

Nicholas Financial, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

The following tables include reconciliations of GAAP reported net income to the non-GAAP measure, net earnings, excluding change in fair value of interest rate swaps as well as GAAP reported diluted earnings per share to the non-GAAP measure, per share diluted net earnings, excluding change in fair value of interest rate swaps. The non-GAAP measures exclude the effect of mark-to-market adjustments and reclassifications of previously recorded accumulated comprehensive losses associated with interest rate swaps.

	Three months ended June 30,
	2010	2009
Net income, GAAP	$3,575,838	$2,263,899
Mark-to-market gain on interest rate swaps, net of tax expense of $94,027, and $114,441, respectively	(150,338)	(182,863)

Net earnings, excluding change in fair value of interest rate swaps (a)	$3,425,500	$2,081,036

	Three months ended June 30,
	2010	2009
Diluted earnings per share, GAAP	$0.30	$0.20
Per diluted share mark-to-market gain on interest rate swaps	$(0.01)	$(0.02)

Per share diluted net earnings, excluding change in fair value of interest rate swaps (a)	$0.29	$0.18

(a)	Represents a non-GAAP financial measure. See information on non-GAAP financial measures above.

## More ##

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2010	2009
Revenue:
Interest and fee income on finance receivables	$14,943	$13,673
Sales	9	21

	14,952	13,694

Expenses:
Operating	6,249	5,714
Provision for credit losses	1,596	3,323
Interest expense	1,539	1,273
Change in fair value of interest rate swaps	(244)	(297)

	9,140	10,013

Operating income before income taxes	5,812	3,681
Income tax expense	2,236	1,417

Net income	$3,576	$2,264

Earnings per share:
Basic	$0.31	$0.20

Diluted	$0.30	$0.20

Weighted average shares	11,555,000	11,400,000

Weighted average shares and assumed dilution	11,807,000	11,556,000

Condensed Consolidated Balance Sheets (Unaudited, In Thousands)
	June 30, 2010	March 31, 2010
Cash	$2,321	$1,534
Finance receivables, net	211,111	202,440
Other assets	10,462	10,162

Total assets	$223,894	$214,136

Line of credit	$110,022	$107,275
Other liabilities	12,511	9,424

Total liabilities	122,533	116,699

Shareholders’ equity	101,361	97,437

Total liabilities and shareholders’ equity	$223,894	$214,136

## More ##

	Three months ended June 30,
	2010	2009
Portfolio Summary

Average finance receivables, net of unearned interest (1)	$238,314,417	$215,721,582

Average indebtedness (2)	$108,246,360	$102,991,423

Interest and fee income on finance receivables (3)	$14,942,905	$13,673,272

Interest expense	1,539,373	1,272,677

Net Interest and fee income on finance receivables	$13,403,532	$12,400,595

Weighted average contractual rate (4)	23.54%	23.93%

Average cost of borrowed funds (2)	5.69%	4.94%

Gross portfolio yield (5)	25.08%	25.35%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.58%	2.36%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	2.68%	6.16%

Net portfolio yield (5)	19.82%	16.83%

Marketing, salaries, employee benefits, depreciation and administrative expenses as a percentage of average finance receivables, net of unearned interest (6)	10.39%	10.49%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	9.43%	6.34%

Write-off to liquidation (8)	6.49%	10.80%

Net charge-off percentage (9)	4.59%	7.72%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Interest and fee income on finance receivables does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.
(5)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Administrative expenses included in the calculation above are net of administrative expenses associated with NDS which approximated $58,000 and $52,000 during the three-month periods ended June 30, 2010 and 2009, respectively.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

## More ##

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

		Delinquencies
Contracts	Gross Balance Outstanding	30 – 59 days	60 – 89 days	90 + days	Total
June 30, 2010	$335,892,581	9,381,762	2,728,739	754,662	12,865,163
		2.79%	0.81%	0.23%	3.83%

June 30, 2009	$301,549,799	9,603,430	3,739,568	1,080,901	14,423,899
		3.18%	1.24%	0.36%	4.78%

Direct Loans	Gross Balance Outstanding	30 – 59 days	60 – 89 days	90 + days	Total
June 30, 2010	$4,845,178	68,939	27,950	16,014	112,903
		1.42%	0.58%	0.33%	2.33%

June 30, 2009	$6,311,182	137,623	103,786	37,232	278,641
		2.18%	1.64%	0.59%	4.41%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
	2010	2009
Contracts
Purchases	$35,574,106	$30,089,267
Weighted APR	23.44%	23.83%
Average discount	8.91%	9.29%
Weighted average term (months)	49	49
Average loan	$9,860	$9,444
Number of contracts	3,608	3,186

## End ##